Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in the Prospectus Supplement constituting a part of the Registration Statement of our report dated June 16, 2021, relating to the financial statements as of December 31, 2020 and 2019 and for each of the two years in the period ended December 31, 2020 of Zikani Therapeutics, Inc., a wholly-owned subsidiary of Eloxx Pharmaceuticals, Inc. Our report contains an explanatory paragraph regarding Zikani Therapeutics, Inc.'s ability to continue as a going concern. We also consent to the reference to us under the caption “Experts” in the Prospectus Supplement.

/s/ Moody, Famiglietti & Andronico, LLP

Tewksbury, Massachusetts

September 30, 2021